Exhibit 99.1

Investor Relations Contact:
Hayden IR
Brett Maas
Phone: 646-536-7331
Email: brett@haydenir.com

Valley Forge Composite Technologies Announces $5 Million Agreement In Principle
for Initial THOR LVX System Deployment

Latin American Nation To Acquire THOR LVX System for Cargo Screening
First Deployment of State-of-The-Art System

COVINGTON, KY - May 30, 2012 - Valley Forge Composite Technologies, Inc. (OTC BB: VLYF), developer of state-of-the-art detection systems, including the THOR LVX photonuclear detection system, today announced that it has an agreement in principal with a private U.S. based company that is negotiating an agreement with  Latin American government for the first commercial development, delivery, and maintenance of a THOR LVX photonuclear detection system. The customer will use the system for high-volume, precision scanning of cargo entering the country. Valley Forge has funded  $300,000 for the posting of a bond, which we believe is the final step necessary to signing the agreement (the “Agreement”).   The private U.S. company received the funds and has signed a promissory note to repay $300,000 on or before May 29, 2013.  The note is interest free. We believe construction of the system should begin in the next 90 days or so.

Under the proposed terms of the Agreement, the Agreement will be for a five-year term, Valley Forge will receive an initial payment for the system and ongoing monthly revenue on a per-scan basis. Management is in discussions with several potential partners to help finance the Agreement.

“This is the most important development in the history of Valley Forge, as today we announce a potential agreement relating to the sale of a THOR LVX photonuclear detection system,” commented Louis Brothers, President and Chief Executive Officer of Valley Forge Composite Technologies. “The last year was focused on completing the patent applications and licenses of this important system, as well system upgrades of the first THOR LVX prototype. This set the stage for a commercial launch. Adding this incremental revenue from THOR LVX  is anticipated to have a material and positive affect on  the Company helping to drive the Company’s revenue and profit growth in the years to come.”

Construction is expected to begin in the next 90 days or so, and the Company anticipates completing construction and installation by the end of the first quarter of 2013. Total value of the Agreement, including ongoing fees paid on a per-scan basis, is expected to exceed $5 million. The Company will recognize revenue as phases of the project are completed.

About Valley Forge
Valley Forge Composite Technologies, Inc., through its subsidiaries, develops, manufactures, and markets detection systems primarily in the United States. The company offers THOR LVX, a photonuclear detection system; and ODIN, a passenger weapons scanning device. These products consist of detection capability for illicit narcotics, explosives, and bio-chemical weapons hidden in cargo containers. It also engages in the design and manufacture of attitude control instruments for small satellites. Valley Forge Composite Technologies, Inc. was founded in 1996 and is headquartered in Covington, Kentucky. More information about Valley Forge Composite Technologies, Inc. can be found at www.vlyf.com.

Forward-Looking Statement
The Private Securities Litigation Reform Act of 1995 provides a 'safe harbor' for certain forward-looking statements. Statements in this press release that relate to Valley Forge Composite Technologies, Inc.'s future plans, objectives, expectations, performance, events, reports made by others and the like, including a statement about the assumptions underlying a forward-looking statement, are forward-looking statements protected by the safe harbor. Investors should understand that future events, risks and uncertainties, individually or in the aggregate, are factors that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. In particular, there can be no assurances that a final Agreement will be executed with the Latin American government or that appropriate financing will be obtained to help fund the Agreement.  As stated above, this is the first commercial development and delivery of a THOR LVX photonuclear detection system and there can be no assurances that such a system will work successfully in the commercial environment.  Additional factors could also include changes in economic conditions or government policies that may change the demand for the Company's products and services and could include other factors discussed in the sections of the Company's report on Form 10-K for the year ended 31 December, 2011 as filed with the U.S. Securities and Exchange Commission, entitled 'Business,’ ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ and ‘Risk Factors.’ This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Investments in the Company should be considered speculative and prior to acquisition, should be thoroughly researched. Valley Forge Composite Technologies, Inc. does not intend to update these forward-looking statements prior to its reporting of its quarterly or annual results.

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